Exhibit 99.1

HF Foods Appoints Victor Lee as Chief Financial Officer

Relocates Corporate Headquarters to City of Industry, California to Improve Operational Efficiency

CITY OF INDUSTRY, CA – May 4, 2020 – HF Foods Group Inc. (NASDAQ: HFFG), a leading food distributor to Asian restaurants across the Southeast, Pacific and Mountain West regions of the United States, has appointed Victor Lee as the company’s new chief financial officer (CFO) effective May 1, 2020. The company has also moved its headquarters to the existing offices of B&R Global Holdings in City of Industry, California.

Lee is replacing Peter Zhang, who has served as the company’s CFO and co-CEO since the merger of HF Foods Group and B&R Global Holdings in November 2019. Zhang is retaining his positions as co-CEO and as a director of the company.

Lee, who joined HF Foods in December 2019 as chief corporate finance and strategy officer, has over 27 years of senior management experience in strategic planning, sales and marketing, corporate finance, asset management, trade finance, and investment banking.

Lee began his career at Citibank N.A., in 1993, handling small- and medium-sized corporate finance and progressed to a vice president position in the International Personal Banking Division. In 1999, he moved to Deutsche Bank AG as a vice president. In 2004, he was promoted to managing director and Singapore Market Head in the Private Wealth Management Division, where he was responsible for managing over $1 billion in assets. From 2007 until 2009, he was with Morgan Stanley Private Wealth Management and most recently served as executive director and head of Singapore/Malaysia markets.

Since February 2012, Lee has served as president and chief executive officer of Ascent Solar Technologies, Inc. Lee is also the managing director of Tertius Financial Group Pte Ltd, a boutique corporate advisory and private investment firm, which he founded in February 2009. Lee holds a bachelor's degree in accounting from the University of Wisconsin - Madison and a Master of Science degree in wealth management from the Singapore Management University.

“With the merger of HF Foods Group and B&R behind us, we believe it’s important to make the necessary logistical and human capital changes to ensure we are well positioned for the next phase of our evolution,” said Peter Zhang, co-CEO of HF Foods Group. “We’ve therefore opted to move our headquarters to a space that better suits the size of our organization and to a region that allows us to more effectively communicate with both customers and suppliers.

“It also became apparent with the increased scale of the business that appointing an individual who could solely lead our finance department would best position the company going forward. Victor has done an excellent job since he joined the team, and his work here coupled with his extensive background in relevant senior leadership positions made him uniquely qualified as our new chief financial officer.”

Victor Lee, CFO of HF Foods Group added: “It’s a great privilege to be moving into this new position at HF Foods, especially at this unique juncture in its history. Our industry has undergone substantial changes in the past few months, and I look forward to playing a more critical role in ensuring we have the financial prowess to effectively navigate through any near-term impediments and emerge fully capable of continuing to support our customers as the world begins to normalize.”

About HF Foods Group Inc.

HF Foods Group Inc., headquartered in City of Industry, California, is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian/Chinese restaurants and other foodservice customers throughout the Southeast, Pacific and Mountain West regions of the United States. With 14 distribution centers along the U.S. eastern and western seaboards, HF Foods aims to supply the increasing demand for Asian American restaurant cuisine. With an in-house proprietary ordering and inventory control network, more than 10,000 established customers in 21 states, and strong relations with growers and suppliers of food products in the US and China, HF Foods Group is able to offer fresh, high-quality specialty restaurant foods and supplies at economical prices to its large and growing base of customers. For more information, please visit hffoodsgroup.com.

Forward-Looking Statements

All statements in this news release other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “anticipates,” “believes,” “could,” “expects,” “intends,” “may,” “should” and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Such factors include, but are not limited to, unfavorable macroeconomic conditions in the United States, competition in the food service distribution industry, particularly the entry of new competitors into the Chinese/Asian restaurant market niche, increases in fuel costs or commodity prices, disruption of relationships with vendors and increases in product prices, U.S. government tariffs on products imported into the United States, particularly from China, changes in consumer eating and dining out habits, disruption of relationships with or loss of customers, our ability to execute our acquisition strategy, availability of financing to execute our acquisition strategy, control of the Company by our Chief Executive Officer and principal stockholder, failure to retain our senior management and other key personnel, our ability to attract, train and retain employees, changes in and enforcement of immigration laws, failure to comply with various federal, state and local rules and regulations regarding food safety, sanitation, transportation, minimum wage, overtime and other health and safety laws, product recalls, voluntary recalls or withdrawals if any of the products we distribute are alleged to have caused illness, been mislabeled, misbranded or adulterated or to otherwise have violated applicable government regulations, failure to protect our intellectual property rights, any cyber security incident, other technology disruption, or delay in implementing our information technology systems, statements of assumption underlying any of the foregoing, and other factors disclosed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements.

Investor Relations Contact:

Gateway Investor Relations

Cody Slach

Tel 1-949-574-3860

HFFG@gatewayir.com